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                                                                     Exhibit 4.9


                       COLLATERAL PLEDGE AND SECURITY AGREEMENT

         This COLLATERAL PLEDGE AND SECURITY AGREEMENT (this "PLEDGE
AGREEMENT") is made and entered into as of July 1, 1997 among ECONOPHONE, INC., a New York corporation (the "PLEDGOR"), having its principal office at 60 Hudson Street, New York, New York 10013, The Bank of New York, a New York banking corporation, having an office at 101 Barclay Street, 21 West, New York, New York 10286 as trustee (the "TRUSTEE") for the holders (the "HOLDERS") of the Notes (as defined herein) issued by the Pledgor under the Indenture referred to below and The Bank of New York, as Custodian (the "CUSTODIAN").

                                 W I T N E S S E T H

         WHEREAS, the Pledgor and The Bank of New York, as Trustee, have entered into that certain indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE"), pursuant to which the Pledgor is issuing on the date hereof $155,000,000 aggregate principal amount of 131/2% Senior Notes due 2007 (the "NOTES"); and

         WHEREAS, the Pledgor has agreed, pursuant to the Indenture, to
(i) purchase or cause the purchase of Pledged Securities (as defined herein) in an amount that will be sufficient upon receipt of scheduled interest and principal payments in respect thereof to provide for the payment of the first six scheduled interest payments due on the Notes and (ii) place such Pledged Securities (as defined herein) (or cause them to be placed) in an account with the Custodian for the benefit of Holders of the Notes; and

         WHEREAS, to secure the obligations of the Pledgor under the Indenture and the Notes to pay in full each of the first six scheduled interest payments on the Notes and to secure repayment of the principal, premium (if any) and interest on the Notes in the event that the Notes become due and payable prior to such time as the first six scheduled interest payments thereon shall have been paid in full (the "OBLIGATIONS"), the Pledgor has agreed to (i) pledge to the Trustee for its benefit and the ratable benefit of the Holders of the Notes, and grant to the Trustee for its benefit and the ratable benefit of the Holders of the Notes a security interest in, the Pledged Securities (as defined herein) and related collateral and (ii) execute and deliver this Pledge Agreement in order to secure the payment and performance by the Pledgor of all the Obligations. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Indenture. Unless otherwise defined herein or in the Indenture, terms used in Articles 8 or 9 of the Uniform Commercial Code ("UCC") as in effect in the State of New York are used herein as therein defined and terms used in Revised Article 8, as such term is defined in 31 C.F.R. Section 357.2, as modified by the amendments promulgated at 61 Fed. Reg. 43,628 (Aug. 23, 1996) ("Revised Article 8"), are used herein as therein defined.


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                                      AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and in order to induce the Holders of the Notes to purchase the Notes, the Pledgor hereby agrees with the Trustee, for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes, as follows:

         SECTION 1. PLEDGE AND GRANT OF SECURITY INTEREST. The Pledgor hereby pledges to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes, and grants to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes, a continuing first priority security interest in and to all of the Pledgor's right, title and interest in, to and under the following (hereinafter collectively referred to as the "COLLATERAL"), whether characterized as investment property, general intangibles or otherwise: (a) the United States Treasury securities identified by CUSIP Number in Annex 1 to Exhibit A to this Pledge Agreement (the "PLEDGED SECURITIES"), (b) any and all applicable security entitlements to the Pledged Securities, (c) The Bank of New York custodial account in the name of "Econophone, Inc. Collateral Pledge Account", Administrative Account No. 103765 (the "PLEDGE ACCOUNT") established and maintained with the Custodian pursuant to this Pledge Agreement, (d) any and all related securities accounts in which security entitlements to the Pledged Securities are carried and (e) all proceeds of any and all of the foregoing Collateral (including, without limitation, all cash and proceeds that constitute property of the types described in clauses (a) - (d) of this Section 1).

         In the event the Exchange Offer is not consummated and the Shelf Registration Statement is not declared effective on or prior to January 15, 1998, and the interest rate on the Notes is increased by .5% per annum as required by the Indenture, the Company shall purchase (or caused to be purchased) and deliver to the Custodian additional Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of all Pledged Securities thereafter held in the Pledge Account, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide payment for the first six scheduled interest payments due on the Notes (assuming the additional .5% per annum remains in effect for the entire period). The additional Pledged Securities shall be pledged by the Company to the Trustee for the benefit of the Holders of the Notes and shall be held in the Pledge Account.

         SECTION 2. SECURITY FOR OBLIGATIONS. This Pledge Agreement secures the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of all the Obligations.

         SECTION 3. DELIVERY OF COLLATERAL; PLEDGE ACCOUNT; INTEREST. (a) The Custodian shall become the holder of a Participant's Security Entitlement (as defined in 31 C.F.R. Section 357.2 (1997)) to the Pledged Securities, through action by the Federal Reserve Bank of New York ("FRBNY"), as confirmed (in writing or electronically or otherwise in accordance with standard industry practice) to the Custodian by the FRBNY indicating that by book-entry the Pledged Securities or a Participant's Security Entitlement thereto has been credited to the Custodian's account on the records of the FRBNY. The Pledgor shall become the holder of a security


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entitlement to the Pledged Securities, through the Custodian crediting the
Pledged Securities or a security entitlement thereto to the Pledge Account, as confirmed in writing to the Pledgor and by the Custodian indicating that by book-entry the Pledged Securities or a security entitlement thereto has been credited to the Pledge Account on the records of the Custodian, or that the Custodian has acquired the Pledged Securities or a security entitlement thereto for the Pledgor and accepting the same for credit to the Pledge Account, subject to the security interest created hereunder in favor of the Trustee.

         (b) Prior to or concurrently with the execution and delivery hereof and prior to the acquisition by the Pledgor of any security entitlement thereto, as provided in subsection (a) of this Section 3, the Custodian shall establish the Pledge Account on its books as an account segregated from all other custodial or collateral accounts at its office at 101 Barclay Street, 21 West, New York, New York 10286, Attention: Corporate Trust Administration. Upon transfer of the Pledged Securities to the Custodian (or the Custodian's acquisition of a security entitlement thereto), as confirmed to the Custodian by the FRBNY or another securities intermediary, the Custodian shall make appropriate book entries indicating that the Pledged Securities and/or such security entitlement have been credited to and are held in the Pledge Account. Subject to the other terms and conditions of this Pledge Agreement, all funds or other property held by the Custodian pursuant to this Pledge Agreement shall be held in the Pledge Account subject (except as expressly provided in Sections 4(a), (b) and (c) hereof) to the exclusive dominion and control of the Trustee and exclusively for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes and segregated from all other funds or other property otherwise held by the Trustee. Notwithstanding anything else in this Pledge Agreement or any other agreement, the Custodian agrees that it shall comply with all entitlement orders concerning the Pledged Securities originated by the Trustee without further consent by and notwithstanding any direction by the Pledgor.

         (c) All Collateral shall be retained in the Pledge Account pending disbursement pursuant to the terms hereof.

         (d) Concurrently with the execution and delivery of this Pledge Agreement the Custodian is delivering to the Trustee a confirmation, in the form of EXHIBIT A hereto, confirming the security interest of the Pledgee is reflected on its books and records as provided in this Pledge Agreement.

         (e) Within 30 days of the execution and delivery of this Pledge Agreement, the Pledgor will deliver to the Trustee acknowledgement copies or stamped receipt copies of proper financing statements, duly filed under the UCC of the State of New York, covering the Collateral described in this Pledge Agreement.

         SECTION 4. DISBURSEMENTS. (a) Three business days prior to the due date of any of the first six scheduled interest payments on the Notes, the Pledgor may, pursuant to written instructions given by the Pledgor to the Trustee (an "ISSUER ORDER"), direct the Trustee to cause the release from the Pledge Account and to pay to the Holders of the Notes proceeds


                                         -3-

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sufficient to provide for payment in full of such interest then due on the
Notes. Upon receipt of an Issuer Order, the Trustee will cause the release of funds in an amount sufficient to provide for the payment of the interest on the Notes in accordance with the Issuer Order and the payment provisions of the Indenture to the Holders of the Notes from (and to the extent of) proceeds of the Pledged Securities in the Pledge Account. Nothing in this Section 4 shall affect the Trustee's rights to apply the Collateral to the payments of amounts due on the Notes upon acceleration thereof.

         (b) If the Pledgor makes any interest payment or portion of an interest payment for which the Collateral is security from a source of funds other than the Pledge Account ("PLEDGOR FUNDS"), the Pledgor may, after payment in full of such interest payment, direct the Trustee pursuant to an Issuer Order to cause to be released to the Pledgor or to another party at the direction of the Pledgor (the "PLEDGOR'S DESIGNEE") proceeds from the Pledge Account in an amount less than or equal to the amount of Pledgor Funds applied to such interest payment. Upon receipt by the Trustee of such Issuer Order and provided the Trustee has received such interest payment, the Trustee shall promptly cause the payment over to the Pledgor or the Pledgor's Designee, as the case may be, the requested amount from proceeds in the Pledge Account.

         (c) If at any time the principal of and interest on the Pledged Securities exceeds 100% of the amount sufficient, in the written opinion of a nationally recognized firm of independent accountants selected by the Pledgor and delivered to the Trustee, to provide for payment in full of the remaining first six scheduled interest payments due on the Notes, the Pledgor may direct the Trustee to cause to be released any such excess amount to the Pledgor or to the Pledgor's Designee. Upon receipt of an Issuer Order (which shall include a certificate from such nationally recognized firm of independent accountants stating the amount by which the Pledged Securities exceeds the amount required to be held in the Pledge Account) the Trustee shall promptly cause the payment over to the Pledgor or the Pledgor's Designee, as the case may be, any such excess amount.

         (d) Upon payment in full of the first six scheduled interest payments on the Notes, the security interest in the Collateral evidenced by this Pledge Agreement will automatically terminate and be of no further force and effect and the Collateral shall promptly be paid over and transferred to the Pledgor. Furthermore, upon the release of any Collateral from the Pledge Account in accordance with the terms of this Pledge Agreement, whether upon release of Collateral to Holders as payment of interest or otherwise, the security interest evidenced by this Pledge Agreement in such released Collateral will automatically terminate and be of no further force and effect.

         (e) At least three Business Days prior to the due date of each of the first six scheduled interest payments on the Notes, the Pledgor shall give the Trustee notice (by Issuer Order) as to whether such interest payment will be made pursuant to Section 4(a) or 4(b) hereof and the respective amounts of interest that will be paid from the Pledge Account and from Pledgor Funds. Any Pledgor Funds to be used to make any interest


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    payment shall be delivered to the Trustee, in immediately available funds, prior to 10 a.m. on such interest payment date. If no such notice is given or such Pledgor Funds have not been so delivered, the Trustee will act pursuant to Section 4(a) hereof as if it had received an Issuer Order pursuant thereto for the payment in full of the interest then due from the Pledge Account.

         (f) Upon the due date of any of the first six scheduled interest payments on the Notes, the Trustee will notify the Pledgor if there are insufficient funds in the Pledge Account to make the scheduled interest payment.

         (g) Nothing contained in Section 1, Section 3, this Section 4 or any other provision of this Pledge Agreement shall (i) afford the Pledgor any right to issue entitlement orders with respect to any security entitlement to the Pledged Securities or any securities account in which any such security entitlement may be carried, or otherwise afford the Pledgor control of any such security entitlement or (ii) otherwise give rise to any rights of the Pledgor with respect to the Pledged Securities, any security entitlement thereto or any securities account in which any such security entitlement may be carried, other than the Pledgor's rights under this Pledge Agreement as the beneficial owner of collateral pledged to and subject to the exclusive dominion and control (except as expressly provided in Sections 4(a), (b) and (c) hereof) of the Trustee in its capacity as such (and not as a securities intermediary).

         SECTION 5. REPRESENTATIONS AND WARRANTIES. The Pledgor hereby represents and warrants that:

         (a) The execution and delivery by the Pledgor of, and the performance by the Pledgor of its obligations under, this Pledge Agreement will not contravene any provision of applicable law or the Certificate of Incorporation of the Pledgor or any material agreement or other material instrument binding upon the Pledgor or any of its subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Pledgor or any of its subsidiaries, or result in the creation or imposition of any Lien on any assets of the Pledgor, except for the security interests granted under this Pledge Agreement; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required (i) for the performance by the Pledgor of its obligations under this Pledge Agreement, (ii) for the pledge by the Pledgor of the Collateral pursuant to this Pledge Agreement or (iii) except for any such consents, approvals, authorizations or orders required to be obtained by the Trustee (or the Holders) for reasons other than the consummation of the transaction contemplated hereby, for the exercise by the Trustee of the rights provided for in this Pledge Agreement or the remedies in respect of the Collateral pursuant to this Pledge Agreement.

         (b) The Pledgor is the owner of the Collateral free and clear of any Lien or claims of any person or entity (except for the security interests granted under this Pledge Agreement). No financing statement covering the Pledgor's interest in the Pledged


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    Securities is on file in any public office, other than any financing statements filed pursuant to this Pledge Agreement.

         (c) This Pledge Agreement has been duly authorized, validly executed and delivered by the Pledgor and constitutes a valid and binding agreement of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S. federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in Section 11(b), Section 14.10 and
    Section 14.14 hereof may be limited by applicable law.

         (d) Upon the confirmation to the Trustee of its security interest pursuant to Section 3(d) hereof and upon appropriate book-entries in accordance with this Agreement, the pledge of and grant of a security interest in the Collateral securing the payment of the Obligations for the benefit of the Trustee and the Holders of the Notes will constitute a first priority perfected security interest in such Collateral, enforceable as such against all creditors of the Pledgor (and any persons purporting to purchase any of the Collateral from the Pledgor).

         (e) There are no legal or governmental proceedings pending or, to the best of the Pledgor's knowledge, threatened to which the Pledgor or any of its subsidiaries is a party or to which any of the properties of the Pledgor or any such subsidiary is subject that would materially adversely affect the power or ability of the Pledgor to perform its obligations under this Pledge Agreement or to consummate the transactions contemplated hereby.

         (f) The pledge of the Collateral pursuant to this Pledge Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) applicable to the Pledgor.

         (g)  No Event of Default exists.

         SECTION 6. FURTHER ASSURANCES. The Pledgor will, promptly upon request by the Trustee, execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure and deliver, all assignments, instruments and other documents, all in form and substance reasonably satisfactory to the Trustee, to the Trustee and take any other actions that are necessary or, in the opinion of the Trustee, desirable to perfect, continue the perfection of, or protect the first priority of the Trustee's security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee) or to effect the purposes of this Pledge Agreement. The Pledgor also agrees, whether or not requested by the Trustee, to take all


                                         -6-

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actions that are necessary to perfect or continue the perfection of, or to protect the first priority of, the Trustee's security interest in and to the Collateral, including the filing of all necessary financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee).

         SECTION 7. COVENANTS. The Pledgor covenants and agrees with the Trustee and the Holders of the Notes that from and after the date of this Pledge Agreement until the payment in full in cash of the Obligations:

         (a) that (i) it will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or its beneficial interest therein, and (ii) it will not create or permit to exist any Lien or other adverse interest in or with respect to its beneficial interest in any of the Collateral (except for the security interests granted under this Pledge Agreement); and

         (b) that it will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Trustee's rights or remedies hereunder, including, without limitation, the Trustee's right to sell or otherwise dispose of the Collateral or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to its beneficial interest in the Collateral not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment with respect to such beneficial interest.

         SECTION 8. POWER OF ATTORNEY. In addition to all of the powers granted to the Trustee pursuant to the Indenture, the Pledgor hereby appoints and constitutes the Trustee as the Pledgor's attorney-in-fact (with full power of substitution) to exercise in accordance with the terms of this Agreement to the fullest extent permitted by law all of the following powers upon and at any time after the occurrence and during the continuance of an Event of Default:
(a) collection of proceeds of any Collateral and (b) conveyance of any item of Collateral to any purchaser thereof. The Trustee's authority under this
Section 8 shall include, without limitation, the authority (i) to endorse and negotiate any checks or instruments representing proceeds of Collateral in the name of the Pledgor, execute and give receipt for any certificate of ownership or any document constituting Collateral, transfer title to any item of Collateral, sign the Pledgor's name on all financing statements (to the extent permitted by applicable law) or any other documents deemed necessary or appropriate by the Trustee to preserve, protect or perfect the Trustee's security interest in the Collateral and file the same, prepare, file and sign the Pledgor's name on any notice of Lien, and (ii) to take any other actions arising from or incident to the powers granted to the Trustee in this Pledge Agreement, provided that this Section 8 creates no obligation on the part of the Trustee to perform any of the authorized acts. This power of attorney is coupled with an interest and is irrevocable by the Pledgor and shall terminate upon the termination of the security interests created hereunder.

         SECTION 9. NO ASSUMPTION OF DUTIES; REASONABLE CARE. The rights and powers granted to the Trustee hereunder are being granted in order to preserve and protect the security


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interest of the Trustee and the Holders of the Notes in and to the Collateral
granted hereby and shall not be interpreted to, and shall not impose any duties on the Trustee in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Indenture, the Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Trustee accords similar property held by the Trustee for similar accounts, it being understood that the Trustee in its capacity as such shall not have any responsibility for (a) except as provided in Section 4 hereof, ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (c) investing or reinvesting any of the Collateral or any loss on any investment.

         SECTION 10. INDEMNITY. The Pledgor shall indemnify, hold harmless and defend the Custodian and the Trustee and their respective directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, and reasonable legal fees and damages arising from the Custodian's or the Trustee's performance under this Pledge Agreement, except to the extent that such claim, action, obligation, liability or expense is directly attributable to the bad faith, gross negligence or willful misconduct of such indemnified person.

         SECTION 11. REMEDIES UPON EVENT OF DEFAULT. If any Event of Default under the Indenture shall have occurred and be continuing:

         (a) The Trustee and the Holders of the Notes shall have, in addition to all other rights given by law or by this Pledge Agreement or the Indenture, all of the rights and remedies with respect to the Collateral of a secured party under the UCC in effect in the State of New York at that time. In addition, with respect to any Collateral that shall then be in or shall thereafter come into the possession or custody of the Trustee, the Trustee may sell or cause the same to be sold at any broker's board or at public or private sale, in one or more sales or lots, at such price or prices as the Trustee may deem best, for cash or on credit or for future delivery, without assumption of any credit risk. The purchaser of any or all Collateral which has been sold in accordance with applicable law shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through the Pledgor. Unless any of the Collateral threatens, in the reasonable judgment of the Trustee, to decline speedily in value or is or becomes of a type sold on a recognized market, the Trustee will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to the Pledgor as provided in Section 14.1 hereof at least ten (10) days before the time of the sale or disposition. The Trustee or any Holder of Notes may, in its own name or in the name of a designee or nominee, buy any of the Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Collateral to the extent permitted by applicable law.

         (b) The Pledgor further agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this
    Section 11 valid and binding and in compliance with any and all other applicable requirements of law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to the Trustee and the Holders of the Notes, that the Trustee and the Holders of the Notes have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

         SECTION 12. EXPENSES. The Pledgor will upon demand pay to the Trustee the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Trustee, that the Trustee may incur in connection with (a) the review, negotiation and administration of this Pledge Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Trustee and the Holders of the Notes hereunder or (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

         SECTION 13. SECURITY INTEREST ABSOLUTE. All rights of the Trustee and the Holders of the Notes and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

         (a) any lack of validity or enforceability of the Indenture or any other agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture;

         (c) any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations; or

         (d) to the extent permitted by applicable law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations or of this Pledge Agreement.


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

         SECTION 14.  MISCELLANEOUS PROVISIONS.

         Section 14.1. NOTICES. Any notice or communication given hereunder shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:

         IF TO THE PLEDGOR:

              Econophone, Inc.
              60 Hudson Street
              New York, NY  10013
              Fax: (212) 964-4771
              Attention:  Chief Financial Officer

         IF TO THE TRUSTEE:

              The Bank of New York
              101 Barclay Street
              21 West
              New York, New York 10286
              Fax: (212) 815-5915
              Attention:   Corporate Trust Administration

         Section 14.2. SEVERABILITY. The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Pledge Agreement in any jurisdiction.

         Section 14.3. HEADINGS. The headings in this Pledge Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

         Section 14.4. COUNTERPART ORIGINALS. This Pledge Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

         Section 14.5. BENEFITS OF PLEDGE AGREEMENT. Nothing in this Pledge Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Pledge Agreement.

         Section 14.6. AMENDMENTS, WAIVERS AND CONSENTS. Any amendment or waiver of any provision of this Pledge Agreement and any consent to any departure by the Pledgor from any provision of this Pledge Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Indenture, and neither the Trustee nor any Holder of Notes shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Trustee or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

         Section 14.7. INTERPRETATION OF AGREEMENT. To the extent a term or provision of this Pledge Agreement conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Pledge Agreement shall not be relevant to determine the meaning of this Pledge Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

         Section 14.8. CONTINUING SECURITY INTEREST; TERMINATION. (a) This Pledge Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in this Pledge Agreement, remain in full force and effect until the payment in full in cash of the Obligations. This Pledge Agreement shall be binding upon the Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Trustee, the Holders of the Notes and their respective successors, transferees and assigns.

         (b) This Pledge Agreement (other than the Pledgor's obligations under Sections 10 and 12) shall terminate upon the payment in full in cash of the Obligations. At such time, the Trustee shall, pursuant to an Issuer Order, reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Trustee in accordance with the terms of this Pledge Agreement and the Indenture and take all actions that are necessary or that the Pledgor may reasonably request to release the security interest created by this Pledge Agreement in and to the Collateral, including the execution and delivery of all termination statements necessary to terminate any financing or continuation statements filed with respect to the Collateral. Such reassignment and redelivery shall be without warranty by or recourse to the Trustee in its capacity as such, except as to the absence of any Liens on the Collateral created by or arising through the Trustee, and shall be at the reasonable expense of the Pledgor.

         Section 14.9. SURVIVAL OF REPRESENTATIONS AND COVENANTS. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Pledge Agreement, and shall terminate only upon the termination of this Pledge Agreement.

         Section 14.10. WAIVERS. The Pledgor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

         Section 14.11. AUTHORITY OF THE TRUSTEE. (a) The Trustee shall have and be entitled to exercise all powers hereunder that are specifically granted to the Trustee by the terms hereof, together with such powers as are reasonably incident thereto. The Trustee may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel of its selection and to act in reliance upon the advice of counsel concerning all such matters. Except as otherwise expressly provided in this Pledge Agreement or the Indenture, neither the Trustee nor any director, officer, employee, attorney or agent of the Trustee shall be liable to the Pledgor for any action taken or omitted to be taken by the Trustee, in its capacity as Trustee, hereunder, except for its own bad faith, gross negligence or willful misconduct, and the Trustee shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Trustee and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

         (b) The Pledgor acknowledges that the rights and responsibilities of the Trustee under this Pledge Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Trustee and the Holders of the Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Trustee and the Pledgor, the Trustee shall be conclusively presumed to be acting as agent for the Holders of the Notes with full and valid authority so to act or refrain from acting, and the Pledgor shall not be obligated or entitled to make any inquiry respecting such authority.

         Section 14.12 FINAL EXPRESSION. This Pledge Agreement, together with the Indenture and any other agreement executed in connection herewith, is intended by the parties as a final expression of this Pledge Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

         Section 14.13. RIGHTS OF HOLDERS OF THE NOTES. No Holder of Notes shall have any independent rights hereunder other than those rights granted to individual Holders of the Notes pursuant to Section 6.07 of the Indenture; PROVIDED that nothing in this subsection shall limit any rights granted to the Trustee under the Notes or the Indenture.

         Section 14.14. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF DAMAGES. (a) THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED

TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PLEDGOR, THE TRUSTEE AND THE HOLDERS OF THE NOTES IN CONNECTION WITH THIS PLEDGE AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, THE MATTERS IDENTIFIED IN 31 C.F.R. PART 357, 61 FED. REG. 43626 (AUG. 23, 1996), INCLUDING REVISED ARTICLE 8, SHALL BE GOVERNED SOLELY BY THE LAWS SPECIFIED THEREIN.

         (b) THE PLEDGOR AGREES TO SUBMIT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS PLEDGE AGREEMENT AND FOR ACTIONS BROUGHT UNDER U.S. FEDERAL OR STATE SECURITIES LAWS.

         IN WITNESS WHEREOF, the Pledgor, the Trustee and the Custodian have each caused this Pledge Agreement to be duly executed and delivered as of the date first above written.


                                       Pledgor:

                                       ECONOPHONE, INC.


                                       By:_____________________________________
                                          Name:  Alan L. Levy
                                          Title: Chief Operating Officer
                                                 and Chief Financial Officer


                                       Trustee:


                                       THE BANK OF NEW YORK,
                                         as Trustee


                                       By:_____________________________________
                                          Name:
                                          Title:


                                       Custodian:

                                       THE BANK OF NEW YORK,
                                         as Custodian


                                       By:_____________________________________
                                          Name:
                                          Title:

                                       Annex I

                       Schedule of U.S. Government Obligations
                        Pledged to Pledgee under the Agreement

             Designation by Name, Series, Maturity Date and CUSIP Number

Owned by Pledgor as follows:

NAME                    CUSIP NO.      AMOUNT (AT MATURITY)     MATURITY DATE

United States Treasury  912827ZT2      7,804,000                01/15/98

United States Treasury  912827B50      8,885,000                07/15/98

United States Treasury  912827D74      9,251,000                01/15/99

United States Treasury  912827F98      9,546,000                07/15/99

United States Treasury  912827J37      9,850,000                01/15/00

United States Treasury  912827U42      10,164,000               06/30/00